EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:     Daniel J. Doyle
President/CEO
(559) 298-1775

CENTRAL VALLEY COMMUNITY BANCORP REPORTS
AN INCREASE IN THIRD QUARTER EARNINGS

CLOVIS, CALIFORNIA…October 5, 2001…Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Clovis Community Bank, is pleased to report consolidated net income of $550,000, for the quarter ending September 30, 2001, an increase of 8.3%, over the $508,000 earned in the same period in 2000. Diluted earnings per share were $0.41 for the quarter ending September 30, 2001, representing a 5.1% increase over the $0.39 reported for the same period in 2000.

             Consolidated net income of $1,771,000 was reported for the 9-month period ending September 30, 2001, an increase of 46.5% compared to $1,209,000 for the same period in 2000. Consolidated net income excluding non-recurring income and expense items would have been $1,250,000 for the 9-month period ending September 30, 2001, an increase of 3.4% compared to $1,209,000 for the same period in 2000. Diluted earnings per share were $1.32 for the 9-month period ending September 30, 2001, representing a 43.5% increase over the $0.92 reported for the same period in 2000.

             Consolidated total assets grew to $218,887,000 at September 30, 2001, compared to $187,994,000 at September 30, 2000, an increase of 16.4%. Gross loans grew to $121,070,000 at September 30, 2001, an increase of 39.4%, compared to $86,868,000 at September 30, 2000. Total deposits grew 15.6% to $194,489,000 at September 30, 2001, compared to $168,272,000 at September 30, 2000.

             “We are pleased with our current profitability, especially in the face of nine interest rate reductions by the Federal Reserve since January 1, 2001. The rapid downward movement of rates can have a significant impact on community and regional banks, due to their primary focus on loans and deposits in their marketplace. We have improved Clovis Community Bank’s profitability throughout the declining interest rate environment by increasing loans 39% and increasing deposits 16% over the same period last year,” stated Daniel J. Doyle, Chief Executive Officer of Central Valley Community Bancorp and Clovis Community Bank.

             Clovis Community Bank recently earned BAUER FINANCIAL Recommended Bank & Thrift Report’s highest 5-star SUPERIOR rating, based upon the Bank’s capital ratio, profitability/loss trend, level of delinquent loans and repossessed assets, market versus book value of investment portfolio, regulatory supervisory agreements, community reinvestment rating, and liquidity. Five-star institutions generally have twice the capital required by regulators.

             Central Valley Community Bancorp trades over-the-counter under the symbol CVCY. Clovis Community Bank, founded in 1979, and the sole subsidiary of Central Valley Community Bancorp, operates five full-service offices in Clovis, Fresno, and Prather, plus Real Estate Lending, SBA Lending, and Agribusiness Lending Departments in Clovis.  Investment services are also provided by Investment Centers of America at the Bank’s main office in Clovis.

             Members of Central Valley Community Bancorp’s and the Bank’s Boards of Directors are: Daniel N. Cunningham (Chairman), David E. Cook, Sidney B. Cox,  Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, Joseph B. Weirick, Elaine Bernard, and Edwin S. Darden, Jr. Additional information about Clovis Community Bank can be found at www.clovisbank.com.

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Forward-looking Statements – All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations.  These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to, (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment resulting in reduced margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;  (4) changes in the regulatory environment; (5) fluctuations in the real estate market; (6) changes in business conditions and inflation; and (7) changes in securities markets.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.